EXHIBIT 23.1
CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-232247 and 333-239795 on Form S-3 and in Registration Statement Nos. 333-203756, 333-236150 and 333-253505 on Form S-8 of Enviva Partners, LP and subsidiaries of our report dated March 31, 2021, relating to the consolidated financial statements of Enviva Holdings, LP and subsidiaries as of and for the years ended December 31, 2020 and 2019 appearing in this Current Report on Form 8-K/A of Enviva Partners, LP and subsidiaries.

/s/ Ernst & Young LLP
Tysons, Virginia
December 22, 2021